TIMCO Aviation Services, Inc.

NEWS

Release:	November 22, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & CEO
James H. Tate, Executive Vice President, CAO and CFO
(336) 668-4410
TIMCO AVIATION SERVICES, INC. REPORTS COMPLETION OF RIGHTS OFFERING
AND REVERSE SPLIT
Greensboro, North Carolina, November 22, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today reported that it has closed its previously announced rights offering. In the rights offering, the Company sold 9,451,027 shares of its post-reverse split common stock, consisting of: (i) cash subscriptions to purchase 5,491,190 shares of the Company’s post-reverse split common stock for an aggregate cash purchase price of $26,357,712, and (ii) 3,959,837 shares of the Company’s common stock issuable to LJH Ltd. (an entity controlled by the Company’s principal stockholder) for an aggregate purchase price of $19,007,218 using the proceeds of a loan due from the Company to LJH. The Company also reported that its previously announced one-new-share-for-40-old-shares reverse split of its outstanding common stock has now become effective. In that regard, the Company’s common stock will begin trading on a post-reverse split basis at the opening of tomorrow’s market under the symbol “TMAV”.
Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We are very excited about the completion of our rights offering, which culminates our efforts to reduce our debt and provide the working capital necessary to allow us to continue the growth of our business in line with our strategic goals and objectives.”
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly

TIMCO AVIATION SERVICES, INC. ANNOUNCES RESULTS OF RIGHTS OFFERING

Report on Form 10-Q for the quarter ended September 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.